Filed by Aether Systems, Inc.
pursuant to Rule 425
under the Securities Act of 1933, as amended,
and deemed filed pursuant to Rule 14a-12
under the Securities and Exchange Act of 1934, as amended
Subject Company: Aether Systems, Inc.
Subject Company’s Commission File No.: 000-27707

AETHER SYSTEMS TO SEEK STOCKHOLDER APPROVAL OF PLAN INTENDED TO PROTECT TAX BENEFITS

BALTIMORE, MD — May 4, 2005 — Aether Systems, Inc. (Nasdaq: AETH) today filed a preliminary proxy statement/prospectus with the Securities and Exchange Commission describing a transaction intended to protect its net operating and capital loss carryforwards against limitations that could be imposed as a result of certain “ownership changes” as specified under the Internal Revenue Code. As Aether has previously discussed in its public filings and other public statements, these loss carryforwards (totaling approximately $1 billion as of March 31, 2005) are available to reduce future federal income tax that Aether otherwise would be required to pay on any future taxable earnings.

In the transaction, which requires stockholder approval, Aether would become a wholly owned subsidiary of Aether Holdings, Inc., a newly formed holding company, and Aether stockholders would receive one share of common stock of Aether Holdings in exchange for each share of Aether common stock that they currently own.

“Our tax loss carryforwards are a valuable asset to Aether and its stockholders and an important component of our business strategy,” said David S. Oros, Aether’s Chairman and CEO. “By consummating this transaction, we believe we can protect the availability of our tax loss carryforwards to offset our future taxable earnings.”

Under Aether Holdings’ certificate of incorporation, its common stock would be subject to limited transfer restrictions that are intended to protect against a potential ownership change for tax purposes. In general, these transfer restrictions are designed to limit changes in the ownership of stock of Aether Holdings by “5% shareholders” (as defined in the Internal Revenue Code). If an ownership change were to occur, it could significantly limit Aether’s ability to use its loss carryforwards, thereby reducing their value to Aether and its stockholders.

The Company said it plans to submit the transaction to a vote of its stockholders as part of the upcoming annual meeting of Aether stockholders. The date of the annual meeting will be set following clearance by the SEC of the proxy statement/prospectus. A condition of the transaction is that the common stock of Aether Holdings be listed to trade on the Nasdaq National Market. The Company said it expects Aether Holdings stock to trade under the ticker symbol “AETH” — just as Aether’s current common stock does.

If Aether’s stockholders approve this transaction, the transfer restrictions will apply to all shares of Aether Holdings stock. Generally, the transfer restrictions will not affect stockholders who own less than 5% of the outstanding shares of Aether Holdings. The transfer restrictions include a limited exemption for Aether stockholders who owned 5% or more of Aether’s common stock as of the close of trading on May 4, 2005. In general, they will be permitted to sell the Aether Holdings common stock they receive in the transaction as long as the sales do not increase another 5% stockholder’s percentage ownership of Aether Holdings common stock or create a new 5% stockholder.

The transfer restrictions are described in detail in the preliminary proxy statement/prospectus on Form S-4 filed with the SEC today. That filing also includes the full text of the transfer restrictions, as they would appear in the certificate of incorporation of Aether Holdings.

Where to Find Additional Information

On May 4, 2005, Aether filed a registration statement with the SEC on Form S-4 that includes a preliminary proxy statement/prospectus and other relevant materials regarding the proposed reorganization. Stockholders are urged to read the preliminary proxy statement/prospectus filed with the SEC on May 4, 2005, the definitive proxy statement/prospectus when it becomes available and any other relevant materials filed with the SEC when they become available because they contain, or will contain, important information about Aether and the proposed reorganization. The definitive proxy statement/prospectus will be sent to Aether stockholders seeking their approval of the reorganization. Stockholders may obtain a free copy of the preliminary proxy statement/prospectus filed today with the SEC, as well as other documents filed by Aether with the SEC at the SEC’s web site at www.sec.gov or through Aether’s web site as www.aethersystems.com. The definitive proxy statement/prospectus and Aether’s other SEC filings also may be obtained for free from Aether by directing a request to: Aether Systems, Inc., 621 E. Pratt Street, Suite 601, Baltimore, Maryland, 21202, Attention: Secretary, telephone: 443-573-9400, e-mail: investor_relations@aethersystems.com. Stockholders are urged to read the definitive proxy statement/prospectus and other relevant materials relating to the reorganization when they become available before voting or making any investment decision with respect to the reorganization.

Aether, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Aether’s stockholders in connection with the transaction. Information regarding such persons and a description of their interests in the transaction is contained in the proxy statement/prospectus and Aether’s Annual Reports on Form 10-K/A filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the definitive proxy statement/prospectus when it becomes available.

About Aether Systems, Inc.

Aether Systems owns and manages a leveraged portfolio of residential mortgage-backed securities..

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward looking statements include those regarding the Company’s expectations about the future use of tax loss carryforwards and the effect of the transaction with Aether Holdings. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be able to realize value from our accumulated loss carryforwards, because of a failure to generate sufficient taxable earnings, regulatory limits or both, (2) the transfer restrictions, even if implemented, may not prevent an ownership change from occurring or may not be considered effective by the Internal Revenue Service, in which case our ability to use our tax loss carryforwards could be substantially limited, (3) our stockholders may not approve the transaction, in which case we would not proceed with it and the transfer restrictions would not be implemented and (4)

other factors discussed in our filings with the SEC. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Aether Systems, Inc.
Steven Bass
(443) 394-5029

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